Exhibit A-3

                          CERTIFICATE OF INCORPORATION

                                       OF

                     SOUTHERN COMPANY CAPITAL FUNDING, INC.


         1. The name of the corporation is Southern Company Capital Funding,
Inc..
         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity related to borrowing or otherwise raising monies for any of the purposes of The Southern Company and its subsidiaries.
         4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) of its $.01 par value common stock.
         5. The name and mailing address of the incorporator are Thomas J. Hartland, Jr., 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.
         6. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

               NAME                               MAILING ADDRESS
               ----                               ---------------
           W. L. Westbrook           270 Peachtree Street, N.W., Suite 2200
                                               Atlanta, Georgia  30303

         7. The corporation is to have perpetual existence.

         8. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.
         9. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.
         10. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.
         11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
         12. No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(iii) for any transaction from which the director received an improper personal benefit.
         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of January, 1997.

                                     /s/Thomas J. Hartland, Jr.
                                Thomas J. Hartland, Jr., Incorporator